PURCHASE AND SALE AGREEMENT

BETWEEN:

MISTRIN PTY, LTD.

AND

FERLIN CORP.

DATED AS OF THE 6TH DAY OF JUNE, 2016

THIS AGREEMENT is dated effective June 6th, 2016

BETWEEN:

MISTRIN PTY, LTD., a company with an office at 231/116 – 132 Maroubra Rd, Maroubra, 2035, New South Wales, Australia

("**Mistrin**")

AND:

FERLIN CORP., a company with an office at Cedar Hill Crest, Villa Kingstown, St Vincent

("**Ferlin**")

Mistrin and Ferlin are hereinafter referred to collectively as the "**Parties**", and each, individually, as a "**Party**".

WHEREAS:

(A) Mistrin agrees to enter into a Buy-Sell Agreement for the sale of an undivided 100% interest in the Vivio application, including the Vivio Source Code (ie., 18,277 lines of ios), the application in the app store (https://itunes.apple.com/us/app/vivio-adblocker-faster-browsing/id1033671088?mt=8), social media (eg., https://twitter.com/vivioapp), logo, icon, graphics, and all other aspects related to the Vivio application (the "Property"), to Ferlin Corp.; and

(B) Mistrin wishes to sell to Ferlin, and Ferlin wishes to purchase from Mistrin, all of Mistrin's right, title and interest in the Property on terms and conditions set out herein; and

(C) the Parties have agreed that this Agreement shall supersede all previous agreements and understandings related to the Transaction with the terms, conditions and covenants set out herein.

NOW THEREFORE, in consideration of the mutual promises covenants contained herein, the Parties hereby agree as follows:

Part 1

INTERPRETATIONS

Definitions

1.1 In this Agreement:

(a) "**Affiliate**" means any Person that controls, is controlled by, or is under common control with, a Party. For the purposes of the preceding sentence only, "control" means the right to the exercise, directly or indirectly, of more than fifty percent (50%) of the voting rights attributable to the controlled Person;

(b) "**Agreement**" means this Agreement for Purchase and Sale and all of the Exhibits attached hereto, as the same may be amended from time to time in accordance with the terms hereof;

(c) "**Applicable Law**" means in relation to any person, transaction or event, all laws, statutes, regulations, directives and decisions of any governmental body having jurisdiction over such person, transaction or event;

(d) "**Business Day**" means any day that is not a Saturday, Sunday or statutory holiday in Nevada, USA;

(e) "**Closing**" means the completion of the Transaction;

(f) "**Closing Date**" means 90 days from the date of the Agreement, or such other date as may be agreed to by the Parties;

(g) "**Effective Date**" means the date of execution of this Agreement;

(h) "**Exchange**" means the TSX Venture Exchange, London Stock Exchange Group (Alternative Investment Market), or a similar, reputable Exchange;

(i) "**Governmental Authority**" means any Canadian or United States federal, provincial, territorial, state, regional, municipal or local government or authority, quasigovernment authority, fiscal or judicial body, government or selfregulatory organization, commission, board, tribunal, organization, or any regulatory, administrative or other agency, or any political or other subdivision, department, or branch of any of the foregoing;

(j) "**Person**" means an individual, corporation, trust, partnership, limited liability company, contractual mining company, joint venture, unincorporated organization, firm, estate, Governmental Authority or any agency or political subdivision thereof, or other entity;

(k) "**Press Release**" has the meaning ascribed thereto in §9.3 hereof;

(l) "**Property**" has the meaning ascribed thereto in Recital (A) hereof;

(m) "**Regulations**" means all statutes, laws, rules, orders and regulations in effect from time to time and made by governments or governmental boards or agencies having jurisdiction over the Property, and over the operations to be conducted thereon;

(n) "**Source Code**" means the source code is secured in an online cloud repository secured by dual factor authentication;

(o) "**Third Party**" means a person, partnership, joint venture, corporation or other form of enterprise that is not a Party to this Agreement or an Affiliate of any such entity, and does not include a Governmental Authority;

(p) "**Transaction**" means the transaction to be carried out by the Parties in accordance with the terms of this Agreement and each other agreement, document or instrument executed in connection herewith, whereby Mistrin will sell to Ferlin the Property in consideration of the terms, conditions, representations and warranties, and mutual covenants contained herein;

(q) "**Wholly Owned Affiliate**" means an Affiliate of a Party that is wholly-owned by such Party or such Party's parent company or companies; and

Interpretation

1.2 For the purposes of this Agreement, except as otherwise expressly provided herein:

(a) the words "**herein**", "**hereof**", and "**hereunder**" and other words of similar import refer to this Agreement as a whole and not to any particular Part, clause, subclause or other subdivision or Exhibit;

(b) a reference to a Part means a Part of this Agreement and the symbol § followed by a number or some combination of numbers and letters refers to the section, paragraph or subparagraph of this Agreement so designated;

(c) the headings are for convenience only, do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions;

(d) the word "**including**", when following a general statement, term or matter, is not to be construed as limiting such general statement, term or matter to the specific items or matters set forth or to similar items or matters (whether or not qualified by nonlimiting language such as "without limitation" or "but not limited to" or words of similar import) but rather as permitting the general statement or term to refer to all other items or matters that could reasonably fall within its possible scope;

(e) where the phrase "**to the knowledge of**" or phrases of similar import are used in respect of the parties, it will be a requirement that the party in respect of who the phrase is used will have made such due inquiries as is reasonably necessary to enable such party to make the statement or disclosure;

(f) a reference to currency means currency of the United States of America; and

(g) words importing the masculine gender include the feminine or neuter, words in the singular include the plural, words importing a corporate entity include individuals, and vice versa.

Part 2

PURCHASE AND SALE

Purchase and Sale

2.1 Subject to all of the terms and conditions of this Agreement, Mistrin shall sell and convey to Ferlin, and Ferlin shall purchase and accept from Mistrin, for the Purchase Price (as

defined herein), the Property. The purchase and sale shall be effective as of the Effective Date, however, conveyance of the Property shall not occur until the Closing Date.

Purchase Price

2.2 The purchase price for the Property, representing the exclusive rights for the Vivio Application, and Ad Blocking Technology, currently Registered to Mistrin Pty, Ltd., (the "**Purchase Price**") shall be the following:

(a) Ferlin will pay Mistrin $200,000 in cash consideration as follows:

(i) $25,000 on signing of the LOI (paid March 2016)

(ii) $25,000 within 7 days from the signing of the Definitive Agreement

(iii) $50,000 within 90 days from the signing of the Definitive Agreement

(iv) $50,000 within 180 days from the signing of the Definitive Agreement

(v) $50,000 within 270 days from the signing of the Definitive Agreement

2.3 Ferlin will provide the following resources to further the development of the Property:

(a) Assign this agreement to a fully listed and reporting corporation that trades on a reputable Exchange, and that requires full, periodic reporting and verifiable management certification. For purposes of this Agreement, a company trading on the "Pink Sheets" on the OTCQB, for example, will not qualify as fully reporting.

(b) Subsequent to successful listing to a fully reporting Exchange, engage a Chairman and other required staff to oversee the operations and reporting requirements of the public company. Unlike Ferlin, Mistrin holds no responsibility to maintaining the current, full reporting standing of the public company.

(c) The public company will provide $10,000 per calendar month for marketing, development of the enterprise code (see roadmap), hiring of a Chief Technology Officer, and engagement of Krishna Kumar and Tomas Mistrik on the public company's Advisory Board for a period of one year. Mistrin and the public company will have the option to renew these terms for an additional 1 year period.

(d) Issue common Stock of public company as per Section 2.3 (a) to Mistrin representing 20% of the company control.

(e) Engagement of Greg Drazenovic to be VP Corporate Development.

(f) Issue a Bonus of an additional 10% of Restricted Stock to each of Mistrin and Greg Drazenovic if a deal is signed at the enterprise-class IT level. Total shares issued

under this clause will thus represent 20% of the Control Block at the time of the deal with an enterprise-class IT entity.

(g) Issue an additional 150,000 common stock of the public entity after 90 days of signing of the Definitive Agreement to each of Mistrin and Greg Drazenovic. Such shares of common stock, representing in total 300,000 shares, will carry current and appropriate legends in accordance with the regulatory body that the shares will trade under.

(h) Mistrin will take all actions necessary to keep the Property in good standing during the term of the Definitive Agreement.

(i) Mistrin will undertake best efforts to achieve the work as set out in the Project Roadmap, (Exhibit B Attached).

(j) For purposes of Section 2.3 (f), the enterprise-class IT level will be defined as hardware and software designed to meet the demands of a large organization. Recognizing that there may be no firm standards for what makes an application or platform enterprise class, in comparison to consumers and small companies, the enterprise in general would have greater requirements for compatibility, reliability, performance and security, among other things. Definitions of the enterprise would be based on reasonable standards as described by industry sources including:

https://www.techopedia.com/definition/27853/enterprise-class
http://www.pcmag.com/encyclopedia/term/42637/enterprise
http://www.webopedia.com/TERM/E/enterprise_application.html

Each Party will pursue best efforts to achieve the goals as set out in the roadmap outlined in Exhibit B. Ferlin recognizes that a yet to be determined additional budget may be required to provide the tools to achieve the goals of the roadmap, including hiring additional technical programmers, and Mistrin recognizes that an audit of the work to date may be required to assess its progress before additional funds are advanced.

(k) For purposes of additional protection of the Intellectual Property as identified in Section 1.1 (n), Ferlin or its subsequent public entity will pursue a patent filing. Mistrin will provide support as needed throughout the development and filing process and charge Ferlin or its subsequent public entity arms-length market rates for comparable work. Ferlin or its subsequent public entity will pay for all associated costs with the application, including consulting work as needed to Mistrin.

Part 3

REPRESENTATIONS AND WARRANTIES

Mutual Representations

3.1 Each Party represents and warrants to the other Party that:

(a) it is a legal entity duly incorporated and validly existing under the laws of its jurisdiction of organization and has power to carry on its business and to own its property and assets;

(b) it is not insolvent under the laws of the place of its establishment or incorporation and is able to pay its debts as they fall due;

(c) it has all requisite power and authority required to enter into this Agreement and each other document or instrument delivered in connection herewith and has all requisite power and authority to perform fully each and every one of its obligations hereunder;

(d) it has taken all internal actions necessary to authorize it to enter into this Agreement and its representative whose signature is affixed hereto is fully authorized to sign this Agreement and to bind such Party thereby;

(e) neither the entering into this Agreement nor the performance of the obligations hereunder will conflict with, or result in a breach of, or constitute a default under, any provision of its constituent documents, articles or by-laws, or any law, regulation, rule, authorization or approval of any governmental authority, or of any contract or agreement, to which it is a party or is subject; and

(f) this Agreement and each other agreement, document or instrument delivered in connection herewith, when executed and delivered, will constitute, valid and legally binding obligations of each Party, enforceable in accordance with their respective terms.

Part 4

CLOSING CONDITIONS

Mistrin's Conditions

4.1 The obligation of Mistrin to close the transactions contemplated by this Agreement is, at Mistrin's option, subject to satisfaction of the following conditions at or prior to Closing:

(a) The representations and warranties of Mistrin contained herein shall be true in all material respects at and as of the Closing as if such representations and warranties were made on and as of that date;

(b) Mistrin shall have performed in all material respects the obligations, covenants and agreements required by this Agreement to be performed and satisfied by Mistrin at or prior to the Closing; and

(c) No suit or action by any third party or governmental authority shall be pending or threatened which seeks to restrain or enjoin the consummation of the transaction contemplated by this Agreement.

Ferlin's Conditions

4.2 The obligation of Ferlin to close the transactions contemplated by this Agreement is, at Ferlin's option, subject to satisfaction of the following conditions at or prior to Closing:

(a) The representations and warranties of Ferlin contained herein shall be true in all material respects at and as of the Closing as if such representations and warranties were made on and as of that date;

(b) Ferlin shall have performed in all material respects the obligations, covenants and agreements required by this Agreement to be performed and satisfied by Ferlin at or prior to the Closing; and

(c) No suit or action by any third party or governmental authority shall be pending or threatened which seeks to restrain or enjoin the consummation of the transaction contemplated by this Agreement.

Exchange Acceptance

4.3 The obligations of Mistrin under this Agreement are subject to the acceptance for filing of this Agreement by the Exchange, if so required by the rules and policies of the Exchange. Ferlin agrees to use commercially reasonable efforts to assist Mistrin in obtaining Exchange acceptance of this Agreement, including signing and delivering or providing all such documents and information as may be reasonably required by the Exchange.

4.4 The obligations of Ferlin under this Agreement are subject to satisfactory listing and continued full reporting on a reputable Exchange as indicated in Section 2.3 (a). Failure to maintain the listing requirements of the public company on the Exchange will constitute a breach in the Agreement.

Part 5

CONDITIONS PRECEDENT

5.1 The terms and conditions of this Agreement, and the obligations of the Parties hereunder, are subject to receipt by Mistrin and Ferlin of all required corporate and regulatory approvals necessary to effect the Transaction, including but not limited to receipt by the Parties of written approval from the Exchange.

Part 6

CLOSING

Time and Place of Closing

6.1 Subject to satisfaction or waiver of the conditions set forth in Part 4, the Closing shall take place on September 6th, 2016 at the offices of Mistrin, or at such other time or place, or in such other manner, as the Parties may agree to in writing.

Closing Obligations

6.2 At Closing, Mistrin and Ferlin shall be required to perform as follows:

(a) Ferlin shall pay to Mistrin the portion of the Purchase Price that is due in cash by way of bank draft, certified cheque or bank wire at Closing,

(b) Mistrin and Ferlin shall execute and deliver all such other instruments and take such other actions as may be necessary to fully consummate the transactions contemplated by this Agreement.

Part 7

ASSUMPTION AND INDEMNIFICATION

Assumption and Indemnification by Ferlin

7.1 If Closing occurs, from and after the Closing Date, Ferlin assumes, as of the Effective Date, all of Mistrin's obligations, responsibilities and liabilities with respect to the Property but excluding any matters for which Mistrin is obligated to indemnify Ferlin in Section 7.2. Ferlin agrees to indemnify, defend and hold Mistrin harmless from and against any and all claims, demands or causes of action arising out of or in connection with the ownership and operation of the Property from and after the Effective Date, and Ferlin's breach of any representations, covenants, warranties or other agreements.

Indemnification by Mistrin

7.2 Mistrin agrees to indemnify, defend and hold Ferlin harmless from and against any and all claims, demands or causes of action arising out of or in connection with Mistrin's breach of any representations, covenants, warranties or other agreements contained herein.

Part 8

TERMINATION

Termination

8.1 This Agreement and the transactions contemplated hereby may be terminated prior to Closing:

(a) By mutual agreement of the Parties; or

(b) By either Party, if there has been a material breach of covenant or agreement contained in this Agreement, on the part of the other Party, or the failure of a condition, and such breach of a covenant or agreement or failure of a condition has not been cured or waived by the Closing.

Effect of Termination

8.2 In the event of termination of this Agreement by mutual consent of the Parties pursuant to Section 8.1(a) above, this Agreement shall be void and there shall be no liability or obligation on the part of either Party.

8.3 If this Agreement is terminated by Ferlin pursuant to Section 8.1(b) above, and if Mistrin concurs with Ferlin that a material breach of covenant or agreement or failure of a condition has occurred and was not promptly cured, Mistrin shall have no liability to Ferlin and Ferlin shall have no liability to Mistrin.

8.4 If this Agreement is terminated by Mistrin pursuant to Section 8.1(b) above, and if Ferlin does not contest Mistrin's termination under such section by written notification within seven (7) days, Mistrin shall be free to enjoy all rights of ownership of the Claims and to sell, transfer, encumber or otherwise dispose of the Claims to any party without any restriction under this Agreement.

Part 9

MISCELLANEOUS PROVISIONS

Force Majeure

9.1 In this §9.1, the term "event of force majeure" means any event the occurrence or subsistence of which prevents a party from performing any obligation described in this Agreement and which is not reasonably within the control of such Party, and includes, without limitation, an act of God, a governmental directive or restriction, a labour dispute, and an act of war or other unlawful act against public order or authority. Any Party which is at any time prevented by an event of force majeure from conducting any operation or activity, or from performing any obligation hereunder will promptly so notify the other Party, providing reasonable particulars of the event of force majeure and the operation, activity or obligation the conduct or performance of which is prevented thereby, and will take all such steps as may be reasonable in the circumstances to remedy such event of force majeure; provided, however, that no party will be required by the provisions hereof to settle any strike, lockout or other labour dispute on terms which it would not otherwise so settle. If either Party is at any time prevented by an event of force majeure from performing any obligation hereunder (other than an obligation to pay money), such obligation will, to the extent that its performance is prevented by such event of force majeure, be suspended for so long as the event of force majeure continues to prevent such performance, and the non-performance of such obligation to such extent during such period of suspension will not constitute a breach of default hereunder.

Confidentiality

9.2 The Parties will keep confidential from Third Parties all information obtained in the course of or as a result of any operations conducted pursuant to this Agreement or supplied by one Party to the other hereunder, except information which the Parties have expressly agreed to release. Each Party will take measures in connection with operations and internal security as will be advisable in the circumstances to maintain such confidentiality.

9.3 Each Party may issue a press release relating to any operation subject to this Agreement at any time and without the prior approval of the other Party if the press release is drafted and issued in accordance with all applicable laws, Regulations, regulatory authorities and stock exchanges having jurisdiction over the press release, the Parties, the Property, the Transaction and this Agreement. Notwithstanding each Party's right to issue a press release at its sole discretion, each Party shall use its best efforts to consult with the other Party regarding the content of a press release prior to issuing it if the issuing Party has reason to believe that the press release could affect the other Party in a material way. For the purposes of this §9.3, "**press release**", will include any release of information or dissemination to the public by the media including, without limitation, the press, internet, radio or television media or any one or more of them.

Notice

9.4 Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a party will be in writing and will be delivered by hand to the party to which the notice is to be given at the following address or sent by facsimile to the following numbers or to such other address or facsimile number as will be specified by a party by like notice. Any notice, consent, waiver, direction or other communication aforesaid will, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day or, if not, then the next succeeding Business Day) and if sent by facsimile be deemed to have been given and received at the time of receipt (if a Business Day or, if not, then the next succeeding Business Day) unless actually received after 4:00 p.m. (Nevada, USA time) at the point of delivery in which case it will be deemed to have been given and received on the next Business Day.

The address for sending notice to each Party will be as follows:

(a) to Mistrin:
Mistrin Pty, Ltd.
231/116 – 132 Maroubra Rd.
Maroubra, 2035, New South Wales
Australia

Attention: Tomas Mistrik
Telephone: +61405583560
Email: tomas.mistrik@gmail.com

(b) to Ferlin:
Ferlin Corp.
Cedar Hill Crest
Villa Kingstown, St. Vincent

Attention: Sonia Nero
Telephone:
Email:

Any Party may at any time and from time to time notify the other parties in writing of a change of address and the new address to which notice will be given to it thereafter until further change.

Supersedes Prior Agreements

9.5 All the agreements, arrangements and understandings between the Parties hereto which are the subject matter of this Agreement are embodied in this Agreement and this document will supersede all prior agreements, arrangements and understandings and any modification or

amendment hereof will not be valid or binding on the Parties unless made in writing and duly signed by or on behalf of that Party.

Laws and Regulations

9.6 This Agreement and the respective rights and obligations of the Parties created by it, will be subject to all applicable Regulations, and in the event that any of the provisions contained in this Agreement or the operations contemplated under it are found to be inconsistent with or contrary to any such Regulation, the Regulations will be deemed to control and this Agreement will be regarded as modified accordingly and as so modified will continue in full force and effect.

9.7 This Agreement will be interpreted and construed in accordance with the laws of Nevada and the federal laws of the United States of America as applicable therein. The Parties agree to submit to the jurisdiction of the State of Nevada in any actions related to this Agreement.

Further Assurances

9.8 Each of the Parties will from time to time and at all times do such further acts and execute and deliver all such further deeds and documents as will be reasonably required in order to fully perform and carry out the terms of this Agreement.

Enurement

9.9 Subject to the terms of this Agreement, this Agreement will be binding upon and enure to the benefit of the parties and their respective successors and permitted assigns.

Time

9.10 Time will be of the essence in this Agreement.

Entire Agreement

9.11 This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and replaces all previous understandings and agreements, whether written or oral, between the parties with respect to the subject matter hereof.

No Partnership

9.12 This Agreement will not be construed for any purpose to give rise to a partnership, association or any other relationship in which the Parties hereto may be liable for the acts or omissions of the other Party hereto nor to constitute a Party, the agent or legal representative of the other Party and each Party will be individually and severely responsible only for its obligations as set out in this Agreement.

Waiver

9.13 No waiver by either Party of any default by the other Party in the performance of this Agreement will operate or be construed as a waiver of any future default or defaults by that Party whether of a like or of a different character.

Costs

9.14 Each Party will be solely responsible for all costs, expenses and fees of any nature, including but not limited to legal fees, payable by such Party in connection with the preparation and negotiation of this Agreement.

Counterpart Execution

9.15 This Agreement may be executed in separate counterparts and all of the executed counterparts (including facsimile copies thereof) will together constitute one instrument and have the same force and effect as if all executed counterparts were of the same instrument.

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IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute these presents on the day and year above first written.

MISTRIN PTY LTD.

Per:

Name: Tomas Mistrik
Title: Director

FERLIN CORP.

Per:

Name: Sonia Nero
Title: Director

EXHIBIT "A"

BANK WIRE DETAILS

This is Exhibit "A" to the Agreement for Purchase and Sale dated June 6th, 2016 between Mistrin Pty, Ltd, LLC. and Ferlin Corp. (the "**Agreement**") and relates to the payments as per Section 2.2(a).

Amount:	$XXXX
Bank Name:	St. George
Bank Address:	Maroubra Junction Branch Shop 50A, 737 Anzac Pde, Maroubra Junction, NSW, 2035 Australia
Account Number:	432782376
Swift Code:	SGBLAU2S
BSB:	112 - 879

Beneficiary Name:	MISTRIN PTY LTD
Beneficiary Address:	231/116 - 132 Maroubra Rd, Maroubra, NSW, 2035 Australia
Beneficiary contact:	Tomas Mistrik
Beneficiary phone:	+610405583560